EXHIBIT 4.1

WARRANT AGREEMENT

THIS WARRANT AGREEMENT (this “Agreement”) dated as of the 27th day of November, 2002, by and between Roxio Inc., a Delaware Corporation (the “Company”), and NAPSTER, INC., a Delaware corporation (the “Warrantholder”).

R E C I T A L S

WHEREAS, the Warrantholder is a debtor in a proceeding under Chapter 11 of the Bankruptcy Code pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, the Company and Warrantholder are parties to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company is purchasing certain assets of the Warrantholder; and

WHEREAS, in order to induce the Warrantholder to enter into the Purchase Agreement, the Company has granted to the Warrantholder, effective as of the date hereof (the “Grant Date”), a warrant to purchase 100,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), subject to and upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
Grant of Warrant.    This Agreement evidences the Company’s grant to the Warrantholder of the right and option to purchase, subject to and on the terms and conditions set forth herein, 100,000 shares of the Company’s Common Stock (the “Shares”), at $3.124 per share (the “Warrant”), exercisable from time to time as provided in Section 2 hereof prior to the close of business on the day before the third anniversary of the Grant Date (the “Expiration Date”), unless earlier terminated pursuant to Section 5(c) hereof.

2.
Exercisability of Warrant.    The Warrant is exercisable, in whole or in part, at any time from the Grant Date until the Expiration Date, unless earlier terminated pursuant to Section 5 hereof. If, at any time of exercise, the Warrantholder does not purchase all of the Shares to which the Warrantholder is entitled under this Agreement, the Warrantholder has the right cumulatively thereafter to purchase any such Shares not so purchased and such right shall continue until the Expiration Date (unless earlier terminated pursuant to Section 5(c) hereof). The Warrant shall only be exercisable in respect of whole Shares, and fractional Share interests shall be disregarded.

3.	Method of Exercise of Warrant.

(a)
The Warrant shall be exercisable by the delivery to the Secretary of the Company by the Warrantholder of a written notice accompanied by (i) delivery of an executed Exercise Agreement in the form attached hereto as Exhibit A, (ii) payment of the full purchase price of the Shares to be purchased upon such exercise, and (iii) payment in full of any tax withholding obligation under federal, state or local law. Payment shall be made in the form of a certified or cashier’s check payable to the order of the Company. Certificates for Shares so purchased, together with any other securities or property to which the Warrantholder is entitled upon such exercise, shall be delivered to the Warrantholder by the Company at the Company’s expense promptly after the Warrant has been so exercised. Each such certificate shall be in such denominations of Common Stock as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder.

(b)
In lieu of exercising the Warrant for cash, the Warrantholder may elect to receive shares equal to the value (as determined below) of the Warrant (or the portion thereof being canceled) by surrender of the Warrant at the principal office of the Company, together with an executed Exercise Agreement in the form attached hereto as Exhibit A, in which event the Company shall issue to the Warrantholder a number of Shares computed using the following formula:

X = Y(A-B)
      A

Where:

X = the number of shares to be issued to the Warrantholder.

Y = the number of Shares purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation).

A = the Fair Market Value (as defined below) of one share of Common Stock.

B = the Exercise Price (as adjusted to the date of such calculation).

“Fair Market Value” shall be (i) if the Common Stock of the Company is publicly traded on a national securities exchange or The Nasdaq Stock Market, the average of the closing prices of the Common Stock on such exchange or market over the five (5) trading days ending immediately prior to the date on which the Company receives the applicable Exercise Agreement, (ii) if the Common Stock is actively traded over-the-counter, the average of the closing bid prices over the five (5) day period ending immediately prior to the date on which the Company receives the applicable Exercise Agreement and (iii) if there is no active public market, the value determined in good faith by the Board of Directors of the Company.

4.	Warrant Not Transferable.

(a)	The Warrant may be exercised only by, and shares issuable pursuant to the Warrant shall be issued only to, the Warrantholder except with respect to clause (b) below.

(b)
No right or benefit under the Warrant shall be transferrable by the Warrantholder or shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void; however, it is contemplated by this Agreement that the Warrantholder may transfer the Warrant (in whole, but not in part) and the rights and obligations thereunder to a single successor to the Warrantholder under a plan confirmed by order of the Bankruptcy Court, provided that the single successor is an “accredited investor” as defined in Regulation D promulgated under the Securities Act (as defined below) and such transfer is exempt from registration under, and complies with, all applicable federal and state securities laws, or, after consultation with the Company’s counsel, the Company concludes that such transfer is otherwise exempt from registration under, and complies with, all applicable federal and state securities laws and such transfer would otherwise be exempt under, and comply with, all applicable federal and state securities laws (including but not limited to Section 25102(f) of the California Corporate Securities Law) if such transferee were the original purchaser hereunder.

5.
Adjustment and Termination upon Certain Events.    The Exercise Price and the number of Shares purchasable upon exercise of the Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 5. Upon each adjustment of the Exercise Price, the Warrantholder shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of Shares obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Exercise Price resulting from the adjustment.

(a)
If the Company shall at any time prior to the expiration of the Warrant subdivide its Common Stock, by stock split or otherwise, or combine its Common Stock, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of the Warrant shall be forthwith proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price as provided herein, but the aggregate purchase price payable for the total number of Shares purchasable under the Warrant (as adjusted) shall remain the same. Any adjustment under this Section 5(a) shall become effective at the close of business on the date of the subdivision or combination becomes effective or as of the record date of such dividend, or in the event that no record date is fixed, upon making of such dividend.

(b)
In case of (i) any reclassification, capital reorganization, or change or conversion in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 5(a) above) or (ii) any dividend or distribution of Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 5(a) above), or other securities which are at any time directly or indirectly convertible into or exchangeable for any other securities of the Company or another issuer, cash, evidence of indebtedness of the Company or another issuer or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Warrantholder, so that the

Warrantholder shall have the right at any time prior to the expiration of the Warrant to purchase, at a total price equal to that payable upon the exercise of the Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization or change by a holder of the same number of shares of Common Stock as were purchasable by the Warrantholder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Warrantholder so that the provisions hereof shall thereafter be applicable with respect to any Shares or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price as provided herein; provided further the aggregate purchase price shall remain the same.

(c)
Notwithstanding anything else contained herein to the contrary, the Warrant to the extent not previously exercised shall terminate upon (i) the liquidation or dissolution of the Company, (ii) the closing of a sale of all or substantially all of the Company’s assets, or (iii) the closing of the acquisition of the Company by another entity by means of a merger, consolidation or other transaction or series of related transactions, resulting in the exchange of the outstanding shares of the Company’s capital stock such that stockholders of the Company prior to such transaction own, directly or indirectly, less than 50% of the voting power of the surviving entity.

(d)
Promptly after any adjustment to the number or class of Shares subject to the Warrant and the Exercise Price, the Company shall give written notice thereof to the Warrantholder, setting forth in reasonable detail and certifying the calculation of such adjustment. In case of any of the events described in Section 5(c) above, the Company shall give reasonable prior written notice thereof to the Warrantholder, which shall be at least 20 days prior to each such event, setting forth in reasonable detail a description of any such event including, among other things, the date on which the event is scheduled to occur; provided, however, if a record date is set by the Company with respect to any such event, the Company will provide the Warrantholder reasonable prior written notice of such record date, which shall be at least 20 days prior to such record date. Any and all notices shall be delivered in accordance with Section 8 below.

6.
Compliance; Application of Securities Laws.    This Agreement and the offer, issuance and delivery of the Warrant and the Shares are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities laws and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith.

7.
Investment Representations.    By execution of this Agreement, the Warrantholder makes the representations set forth below to the Company and acknowledges that the Company’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in part, on such representations:

(a)	No Intent to Sell. The Warrantholder represents that it is acquiring the Warrant and the Shares solely for its own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution of all or any portion of the Warrant or the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or applicable state securities laws, except as contemplated under Section 4(b) of this Agreement.

(b)	Accredited Investor. The Warrantholder represents that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(c)
No Reliance on Company.    In evaluating the merits and risks of an investment in the Warrant and the Shares, the Warrantholder represents that it has and will rely upon the advice of its own legal counsel, tax advisors, and/or investment advisors. Accordingly, the Warrantholder hereby represents and warrants that it has reviewed the legal, accounting, tax and other economic aspects of the Warrantholder’s investment with the Warrantholder’s own advisors and is not relying on the Company for any legal, tax, accounting or other economic considerations involved in the Warrantholder’s investment in the Company.

(d)
Restrictions on Warrant and Shares.    The Warrantholder represents that it understands that the Warrant and the Shares are and will be characterized as “restricted securities” under the federal securities laws since the Warrant and the Shares are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Warrantholder agrees not to make any disposition of the Warrant or the Shares, except in compliance with all applicable federal and state securities laws and unless and until: (a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) such disposition is made in accordance with Rule 144 under the Securities Act; or (c) the Warrantholder notifies the Company of the proposed disposition and furnishes the Company with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Company, the Warrantholder furnishes the Company with an opinion of counsel acceptable to the Company’s counsel, that such disposition will not require registration under the Securities Act and will be in compliance with all applicable state securities laws.

(e)	Additional Restrictions. The Warrantholder represents that it has read and understands the restrictions and limitations imposed on the Warrant and the Shares in this Agreement.

(f)
No Company Representations.    The Warrantholder represents that at no time was an oral representation made to it relating to the purchase of the Warrant or the Shares and that it was not presented with or solicited by any promotional meeting or material relating to the Warrant or the Shares.

(g)
Share Certificate Legend.    The Warrantholder represents that it understands and acknowledges that any certificate evidencing the Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the following legend:

“OWNERSHIP OF THIS CERTIFICATE AND THE SHARES EVIDENCED BY THIS CERTIFICATE AND ANY INTEREST THEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER APPLICABLE LAW AND UNDER AN AGREEMENT WITH THE COMPANY, INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION, A COPY OF WHICH IS AVAILABLE FOR REVIEW AT THE OFFICE OF THE SECRETARY OF THE COMPANY.”

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. NO TRANSFER OF SUCH SECURITIES WILL BE PERMITTED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER, THE TRANSFER IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR IN THE OPINION OF COUNSEL TO THE CORPORATION, REGISTRATION UNDER THE ACT IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT AND WITH APPLICABLE STATE SECURITIES LAWS.”

8.	Shares Duly Authorized; Securities and Exchange Commission Filings.

(a)
The Company covenants and agrees that all Shares which may be issued upon the exercise of rights represented by the Warrant will, when issued and paid for in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. The Company further covenants and agrees that, at all times during which the Warrant may be exercised, the Company will have authorized and reserved, for the purpose of issue upon exercise hereof, a sufficient number of shares of authorized but unissued Common Stock or other securities and property, when and as required to provide for the exercise of the rights represented by the Warrant.

(b)	As of the date of this Agreement, the Company has timely filed all required periodic reports with the Securities and Exchange Commission since its legal separation from Adaptec in May, 2001.

9.
Notices.    Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal executive office, to the attention of the Chief Executive Officer, and to the Warrantholder at the address given beneath the Warrantholder’s signature hereto, or at such other address as either party may thereafter designate in writing to the other. All such notices shall be delivered personally, by overnight delivery service, or by U.S. certified or registered mail, postage prepaid, return-receipt requested.

10.
Further Assurances.    Each of the parties hereto shall use its reasonable and diligent best efforts to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

11.
Modifications, Amendments and Waivers.    This Agreement may not be amended, modified or altered except by a written instrument executed by both parties hereto in the same manner in which this Agreement has been executed.

12.
Entire Agreement.    This Agreement is intended to embody the final, complete and exclusive agreement among the parties with respect to the Warrant and the purchase of the Shares, is intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto, and may not be contradicted by evidence of any such prior or contemporaneous agreement, understanding or representation, whether written or oral.

13.
Governing Law and Venue.    This Agreement is to be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed wholly within such state, and without regard to the conflicts of laws principles thereof. Each party hereby agrees that any state or federal courts sitting in Santa Clara County, California shall have in personam jurisdiction over it and consents to service of process in any manner authorized by law.

14.
Binding Effect; Assignment.    This Agreement and the rights, covenants, conditions and obligations of the respective parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the parties and their respective successors, assigns and legal representatives. Except as provided for under Section 4(b) of this Agreement, neither this Agreement nor the underlying Warrant shall be assigned by the Warrantholder without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion.

15.
Counterparts.    This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

16.	Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17.
Representation by Counsel.    Each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

18.
Survival.    The representations, warranties and agreements shall survive acceptance of this Agreement by the Company, exercise of the Warrant and payment of the purchase price for the Shares by the Warrantholder and the issuance of the Shares to the Warrantholder.

19.
Severability.    Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, then such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

20.
Attorneys’ Fees.    In any action at law or in equity to enforce any provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgment, decree or decision, shall pay the successful party all costs, expenses and reasonable attorneys’ fees, as set by the court and not by a jury, incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ROXIO, INC. a Delaware corporation

	By:	/s/ WILLIAM E. GROWNEY, JR.
	Name:	William E. Growney, Jr.
	Title:	Secretary

WARRANTHOLDER

	By:	/s/ HOBART G. TRUESDELL
	Name:	Hobart G. Truesdell
	Title:	Chapter 11 Trustee for Napster, Inc.; Napster
Music Company, Inc. and Napster Mobile Company, Inc.

Address:	Walker, Truesdell, Radick & Associates 380 Lexington Avenue, Suite 1514 New York, New York 10168

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EXHIBIT A

EXERCISE AGREEMENT

THIS EXERCISE AGREEMENT (this “Agreement”) dated as of the _____ day of __________, _____, by and between Roxio, Inc., a Delaware corporation (the “Company”), and __________________ (the “Purchaser”).

R E C I T A L S

WHEREAS, the Company has granted to the Purchaser a Warrant (the “Warrant”) to purchase 100,000 shares of common stock of the Company and in connection therewith, the Company and the Purchaser entered into that certain Warrant Agreement dated as of November ______, 2002 (the “Warrant Agreement”) of which this Agreement is a part and incorporated therein; and

WHEREAS, the Purchaser desires to exercise the Warrant and purchase from the Company and the Company wishes to issue and sell to the Purchaser ______________ shares of its common stock, par value $0.001 per share (the “Common Stock”), to be sold at a price of $____________ per share, in accordance with and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.
Purchase and Sale of Common Stock.    The Company shall deliver to the Purchaser a stock certificate representing the shares of Common Stock against delivery to the Company by the Purchaser of the purchase price in the sum of $ _________ (which represents the product of the $___________ price per share and the number of shares listed above, the “Purchase Price”), except if the Purchaser is exercising the Warrant pursuant to Section 3(b) of the Warrant Agreement, in which case the Purchaser shall so indicate by marking the space provided below.

_______________ Exercise Pursuant to Section 3(b) of the Warrant Agreement

2.
Investment Representations.    The Purchaser acknowledges that the shares of Common Stock are not being registered under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser hereby affirms as made as of the date hereof the representations, covenants and agreements made in Section 7 of the Warrant Agreement.

3.
Miscellaneous.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of California. This Agreement and the Warrant Agreement together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement may be amended by mutual agreement of the parties. Such amendment must be in writing and signed by the Company and the

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Purchaser. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Purchaser hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

ROXIO, INC.

By:

Name:

Title:

WARRANTHOLDER

By:

Name:

Title:

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